EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS SEPTEMBER
SAME STORE SALES INCREASE SEVEN PERCENT;
THIRD QUARTER GUIDANCE RAISED

     PEMBROKE PINES, FL., October 9, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the five weeks ended October 4, 2003 increased seven percent following an 11 percent increase in same store sales during the corresponding five-week period last year. Total sales during the five-week period ended October 4, 2003 increased 14 percent to $93,987,000 compared with $82,429,000 for the comparable five-week period last year.

     Same store sales by brand for September were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s (Afterthoughts): positive low double digits

     For the first eight months of Fiscal 2004, sales have increased 13 percent to $686,383,000 compared to sales of $609,435,000 for the comparable period last year. Same store sales increased seven percent for the first eight months of this Fiscal year, versus an increase of six percent during the first eight months of Fiscal 2003.

     Bonnie Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Merchandise margins are strong and profits are ahead of plan in Europe despite continued weakness in sales. Sales of cold weather items such as hats and gloves lagged throughout the month as a result of unseasonably warm weather. We expect this situation to reverse itself once temperatures revert to normal levels. “

     Marla Schaefer, acting Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “September’s strong performance in light of the tough comparison from last year underscores the strength of our brand and accomplishments resulting from our employees hard work. Customers continued to actively shop our stores even after returning to school. Sales exceeded plan at both Claire’s and Icing by Claire’s. We are especially pleased that our efforts to further differentiate Icing by Claire’s is driving growth within that division more quickly than expected.”

     Following the Company’s strong performance in August and September, Bonnie Schaefer and Marla Schaefer announced revised guidance for the third quarter of Fiscal 2004. “Same store sales growth projections for the Fiscal third quarter have been increased to six to seven percent from the previously projected rate of four percent. Diluted EPS estimates have been raised to $0.41 to $0.42 from $0.31 to $0.32. The increase in our diluted EPS estimate includes a one-time benefit of approximately $0.04 per diluted share, attributable to a recently concluded tax examination that was settled more favorably than anticipated.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,620	$77,917	13%	8%
September	$93,987	$82,429	14%	7%
Year to Date	$686,383	$609,435	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of October 4, 2003, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com